For immediate release

Emergya Wind Technologies Holdings N.V. and Americas Wind Energy Corporation announce letter of intent for proposed merger.

Toronto, Canada – May 14, 2008, Americas Wind Energy Corporation (“AWE”) (OTCBB: AWNE) and Emergya Wind Technologies Holdings N.V. (“EWT”), the international supplier and manufacturer of DIRECTWIND wind turbines, are pleased to announce that they have entered into a Letter of Intent for EWT to acquire all issued and outstanding shares of AWE in a cash merger transaction. The merger transaction is subject to completion of EWT’s due diligence and a definitive merger agreement, AWE stockholder approval, as well as customary third party and regulatory approvals.

As a part of its consolidation and market development strategy, through the acquisition of AWE, EWT will control the exclusive rights to manufacture, sell and distribute the DIRECTWIND turbine product line in North America. AWE has licensed these rights from EWT since 2004.

“Joining with AWE in accessing the North American market for our products will be an important milestone that further demonstrates our global commitment to our customers and stakeholders. We are pleased that upon completion of the merger we will be able to direct and control all sales, customer service and manufacturing efforts of our DIRECTWIND turbines within the fastest growing market for wind power” stated Gerry van der Sluys, President & CEO, Emergya Wind Technologies B.V.

“This merger proposed by EWT will provide significant opportunities to sell further Direct Drive windturbines into the North American market and AWE looks forward to cooperating with EWT in this bold new venture”, stated Hal Dickout, President and CEO of AWE.

With its corporate offices at Schiphol Amsterdam Airport, The Netherlands, EWT is recognized as a worldwide leader in the design of direct drive wind turbines providing wind energy solutions with excellent Cost of Ownership. The design of EWT’s DIRECTWIND 750 and 900 turbines is characterized by the elimination of the traditional gear box present in conventional wind turbines, resulting in increased wind to power conversion, improved reliability and lower maintenance costs.

For more information please contact –
Emergya Wind Technologies B.V..
Jonni Abbenhuis (j.abbenhuis@directwind.nl)
Telephone: +31(0) 20 316 33 61
Fax: +31(0) 20 316 33 71
Mobile : + 31 (0)6 24222939

Americas Wind Energy Corporation
Investor Relations Department, 416-233-5670
Darrell Kublick, Director Investor Relations
darrellk@awewind.com
www.awewind.com

About AWE

AWE holds the exclusive North American license for EWT windturbines. Since 2004 AWE has been developing the North American market for these Direct Drive windturbines, modified for North American grid conditions. There are 6 machines installed and several more on order and a long list of customers who have expressed interest in going ahead with new projects. AWE has developed very capable suppliers in North America with a strong interest in supporting this market.

About EWT

EWT is an international wind turbine supplier specialized in the development and the manufacturing of advanced high-quality direct drive (gearless) wind turbines. Our 750 kW and 900 kW models feature a variety of rotor diameters and hub heights. The key assets together formed a strong basis on which EWT commenced commercial operations in February 2004. EWT is determined to become one of the world’s leading suppliers of high performance direct drive wind turbines. Key objectives are to offer our customers reliable top quality products with lowest energy generating cost during a twenty-year operational lifetime. EWT intends to meet its objectives by a combination of market driven product innovation, organic growth, strategic partnerships and acquisitions, if suitable opportunities arise. EWT regards it an additional challenge to develop and build wind farms on a full-turnkey basis across the globe. www.directwind.nl

Notice regarding Forward- Looking Statements

This press release “contains forward looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Such forward-looking statements in this press release include, among others, the expectation and/or claim regarding: (i) the completion of any merger between EWT and AWE (ii) that North America will continue to be the fastest growing market for wind power; (iii) the merger proposed by EWT will ensure a significant opportunity to sell further Direct Drive windturbines into the North American market; or (iv) the installation of further Direct Drive turbines in North America.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (i) timely receipt of all required approvals for the proposed merger; (ii) continued interest of customers in direct drive technology; (iii) the ability to obtain all required parts from suppliers to manufacture wind turbines; (iv) sufficient funding to complete the manufacture of wind turbines; (v) the ability to develop and maintain relationships with subcontractors and qualified manufacturers in North America; (vi) the ability to manufacture products in North America cost effectively and efficiently; and (vii) the ability to maintain and update, when and if required, its quality assurance programs and quality control procedures for its subcontractors and partners. These forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.